UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Federal-Mogul Holdings Corporation

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April 28, 2015

Dear Stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2015 Annual Meeting of Stockholders of Federal-Mogul Holdings Corporation to be held on June 10, 2015 at 10:00 a.m. (Eastern Time) at Federal-Mogul Holdings Corporation headquarters, 27300 West 11 Mile Road, Southfield, Michigan 48034.

The attached proxy statement provides you with detailed information about the annual meeting. We encourage you to carefully read the entire proxy statement. You may also obtain more information about Federal-Mogul Holdings Corporation from documents we have filed with the Securities and Exchange Commission.

We are delivering our proxy statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders, on or about April 28, 2015, a notice containing instructions on how to access our proxy materials. The proxy statement includes instructions on how you can receive a paper copy of the proxy materials.

You are being asked at the annual meeting to elect directors, to approve the company’s executive compensation, to approve Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan, and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning the proxy card provided. Instructions regarding all three voting methods are contained on the notice and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

Rainer Jueckstock	Daniel A. Ninivaggi
Co-Chief Executive Officer	Co-Chief Executive Officer

This proxy statement is first being made available to stockholders electronically via the Internet on or about April 28, 2015.

Important Notice Regarding The Availability Of Proxy Materials For The Annual Meeting Of Stockholders

To Be Held On June 10, 2015

The company’s proxy statement for the 2015 Annual Meeting of Stockholders of Federal-Mogul Holdings Corporation and the annual report to stockholders for the fiscal year ended December 31, 2014, are available at www.federalmogul.com.

FEDERAL-MOGUL HOLDINGS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 10, 2015

10:00 a.m. Eastern Time

To the Stockholders of Federal-Mogul Holdings Corporation:

The 2015 Annual Meeting of Stockholders of Federal-Mogul Holdings Corporation will be held on June 10, 2015, 10:00 a.m. (Eastern Time), at Federal-Mogul Holdings Corporation headquarters, 27300 West 11 Mile Road, Southfield, Michigan 48034. The annual meeting is being held for the following purposes:

1.	to elect nine (9) directors, each for a term of one year;

2.	the approval, on an advisory basis, of compensation of our named executive officers;

3.	the approval of Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan; and

4.	to conduct such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on April 14, 2015. A list of stockholders entitled to vote at the meeting, and at any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 27300 West 11 Mile Road, Southfield, Michigan 48034 during the ten days prior to the meeting and also at the meeting.

Your vote is important and all stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares over the Internet, via the toll-free telephone number or by completing, signing and dating the proxy card, as described in the enclosed materials. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy by telephone, Internet or mail. Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Brett D. Pynnonen
Senior Vice President, General Counsel
and Corporate Secretary

April 28, 2015

FEDERAL-MOGUL HOLDINGS CORPORATION

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

Annual Meeting

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Federal-Mogul Holdings Corporation (“Federal-Mogul” or the “Company”) will be held at Federal-Mogul Holdings Corporation headquarters, 27300 West 11 Mile Road, Southfield, Michigan 48034, on June 10, 2015, at 10:00 a.m. (Eastern Time).

Record Date

The date fixed to determine stockholders entitled to receive notice of and to vote at the Annual Meeting is the close of business on April  14, 2015.

Notice of Electronic Availability of Proxy Statement and Annual Report; Householding

As permitted by the rules of the United States Securities and Exchange Commission (the “SEC”), Federal-Mogul is making its proxy materials, which include this proxy statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about April 28, 2015 a notice (the “Notice”) containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or annual report, contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, please contact Broadridge at the above telephone number or address.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	to elect nine (9) directors, each for a term of one year;

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•	the approval of Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan; and

•	to conduct such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

Proxy Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, fax, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Information about Voting

You may vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on June 9, 2015.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been executed and dated. If you provide your proxy by Internet or telephone or execute and return your proxy card by mail but provide no specific instructions with respect to the proposals, your shares will be voted FOR our board of director’s (the “Board”) nominees named in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the approval of Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan.

We do not intend to bring any matters before the Annual Meeting except those indicated in the Notice of Annual Meeting and we do not know of any matter which anyone else intends to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering to Brett D. Pynnonen, our Senior Vice President, General Counsel and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a valid, later dated proxy by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy).

If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

Outstanding Shares

On the record date, there were 169,040,651 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding and each share of common stock is entitled to one vote per share.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the Annual Meeting, either in person or by proxy. Abstentions are counted for purposes of determining whether a quorum is present but broker non-votes will not be counted. See “Voting.”

Voting

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting. The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the annual approval, on an advisory basis, of the compensation of the Company’s named executive officers. Because this is an advisory vote, it will not be binding on the Company or our Board. However, our Board and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting.

If you hold your shares in street name through a bank, broker or other nominee, such bank, broker or nominee will vote your shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. If you hold your shares in street name, the bank, broker or other nominee that holds the stock will not be able to vote your shares unless you have provided voting instructions. Shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on certain matters results in “broker non-votes” and leads to the consequences set forth in the following paragraph. Please note that brokers and nominees cannot vote on their clients’ behalf in “non-routine” proposals, such as election of directors or the approval, on an advisory basis, of the compensation of the Company’s named executive officers. There are no “routine” matters on the agenda at the Annual Meeting for which banks, brokers or other nominees may exercise their voting discretion.

The inspector of elections will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining a quorum but broker non-votes will not be counted for purposes of determining a quorum. Withhold votes and broker non-votes will have no effect on the outcome of the vote for the election of directors. Abstentions are considered present and entitled to vote with respect to the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and the proposal to approve Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan, and will, therefore, be treated as votes against these proposals. Broker non-votes with respect to these proposals will not be considered as present and entitled to vote on these proposals, and accordingly, will have no effect on these proposals.

Voting Results

The results of the voting at the 2015 Annual Meeting will be reported on Form 8-K and filed with the SEC within four business days after the date of the Annual Meeting.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Nine (9) directors are to be elected at the Annual Meeting, each of whom shall hold office until the next annual meeting of stockholders. The persons listed below, each of whom is currently a director of the Company, have been nominated by the Board for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine (9) nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. The term of office of each person elected as a director will continue until our next annual meeting of stockholders in 2016 or until a successor has been elected and qualified.

The Board unanimously recommends that you vote FOR the election of each of the nine (9) nominees to the Board set forth below.

Set forth below is certain biographical information regarding the nominees as of April 14, 2015.

Name	Age	Position	Director Since
Carl C. Icahn	79	Non-Executive Chairman of the Board	2007
Sung Hwan Cho	41	Director	2012
Thomas W. Elward(2, 4)	66	Director	2014
George Feldenkreis	79	Director	2008
Hunter C. Gary(1)	40	Director	2012
Rainer Jueckstock	55	Co-Chief Executive Officer and Director	2012
J. Michael Laisure(3)	63	Director	2008
Daniel A. Ninivaggi	50	Co-Chief Executive Officer and Director	2010
Neil S. Subin(4)	50	Director	2007

(1)	Chairman of the Compensation Committee
(2)	Member of the Compensation Committee
(3)	Chairman of the Audit Committee
(4)	Member of the Audit Committee

Director Qualification Standards

The following are the general criteria for the selection of our directors that the Board utilizes in evaluating director candidates. None of the following criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, they represent the range of complementary talents, backgrounds and experiences that the Board believes would contribute to the effective function of our Board. In addition, we will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our stockholders. In evaluating candidates for nomination as a director of Federal-Mogul, the Board also considers the following general criteria:

•	current or recent experience as a senior executive of a public company or as a leader of another major complex organization;

•	business and financial expertise;

•	experience as a director of a public company;

•	current or prior automotive industry experience;

•	independence;

•	diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture and current affiliations; and

•	personal and professional ethics and integrity, independent thought, practical wisdom and mature judgment.

In addition, in composing a well-rounded board of directors, we look for those individuals who would bring a variety of complementary skills to allow formation of a board that possesses the appropriate skills and experience to oversee our business. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert.

Nominees

Carl C. Icahn

Mr. Carl C. Icahn has served as non-executive chairman of the Board since January 2008 and as a director since December 2007. Mr. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire Holding Corporation, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion). Mr. Icahn has been: chairman of the board of CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; chairman of the board of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since June 2012; chairman of the board of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; and President and a member of the executive committee of XO Holdings, Inc., a competitive provider of telecom services, since September 2011, and chairman of the board and a director of its predecessors since January 2003. Mr. Icahn was previously: chairman of the board and a director of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to July 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2004 until November 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from October 2005 until December 2011; a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from July 1993 to July 2010; a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment, from May 2005 to January 2010; a director of Voltari Corporation, a mobile data services provider, from April 2008 to January 2010; a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009; a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009, and was chairman of the board of WCI from September 2007 to September 2009. Mr. Icahn received his B.A. from Princeton University.

The Board has concluded that Mr. Icahn should serve as a director and as the non-executive chairman of the Board because of his significant business experience and leadership roles serving as a director in various companies noted above. Additionally, Mr. Icahn is uniquely qualified based on his history of creating value in companies across multiple industries. Mr. Icahn has proven to be a successful investor and business leader for more than 40 years.

Sung Hwan Cho

Mr. Cho has served as a director of the Company since May 2012. Mr. Sung Hwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006. Mr. Cho has been a director of: American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, since September 2013; CVR Refining, LP, an independent downstream energy limited partnership, since January 2013; Icahn Enterprises L.P. since September 2012; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012; CVR Partners LP, a nitrogen fertilizer company, since May 2012; XO Holdings, Inc., a competitive provider of telecom services, since August 2011; American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014); WestPoint Home LLC, a home textiles manufacturer, since January 2008; PSC Metals Inc., a metal recycling company, since December 2006; and Viskase Companies, Inc., a meat casing company, since November 2006. Mr. Cho was previously a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April

2010 to November 2013. American Railcar Leasing, CVR Refining, CVR Energy, Inc., CVR Partners LP, Icahn Enterprises, XO Holdings, Inc., American Railcar Industries, Inc., WestPoint Home LLC, PSC Metals Inc. and Viskase Companies, Inc. each are indirectly controlled by Carl C. Icahn. Mr. Icahn also had a non-controlling interest in Take-Two Interactive Software Inc. through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business.

The Board has concluded that Mr. Cho should serve as a director due to his extensive experience providing strategic advice and guidance to the companies listed above and his financial expertise.

Thomas W. Elward

Mr. Elward has served as a director of the Company since April 2014. Previously, Mr. Elward served as the President and Chief Executive Officer of CMS Enterprises, a wholly owned subsidiary of CMS Energy, an energy holding company, from 2003 to 2008. Mr. Elward also previously served in various management roles with CMS Generation, a subsidiary of CMS Enterprises, from 1998 until 2008. He currently serves as a director of Sparta Acquisition Company, a special purpose entity of Borealis Infrastructure Funds, an international investor in infrastructure projects. He previously served as a director of Dynegy, Inc., a provider of wholesale power, capacity and ancillary services, from 2011 to 2012, including as Chairman of the Board from December 2011 until September 2012, and as a director of the CMS Energy Foundation. Additionally, Mr. Elward currently serves as a director and member of the executive committee of the Foundation Board of the Detroit Society of St. Vincent de Paul. Mr. Elward received a B.S. in Chemical Engineering, summa cum laude, from the University of Detroit and a M.S. in Nuclear Engineering from the University of Illinois. He also has completed the executive management program as an alumnus of the Harvard Business School.

The Board has concluded that Mr. Elward is qualified to serve as a director of the Company due to his management experience with the companies listed above, including his extensive international experience in such capacities, his strong technical background and his prior public company board experience.

George Feldenkreis

Mr. Feldenkreis has served as a director of the Company since February 2008. Mr. Feldenkreis founded Perry Ellis International, Inc., a designer, distributor and licensor of apparel and accessories for men and women, in 1967. He has been involved in all aspects of the operations of Perry Ellis since that time and served as president and a director of Perry Ellis until February 1993, at which time he was elected chairman of the board and chief executive officer. Prior to founding Perry Ellis, he founded Carfel, Inc., a major distributor of automatic transmission parts, standard clutch parts and timing components to the aftermarket, where he served as president until its sale in 2001. He is a member of the board of directors of the Greater Miami Jewish Federation, a trustee of the Simon Wiesenthal Board, a member of the board of directors of the American Apparel and Footwear Association and is a trustee of the University of Miami.

The Board has concluded that Mr. Feldenkreis should serve as a director because of his entrepreneurial vision and corporate experience gained when founding and operating companies with international operations. His tenure as the chief executive officer of Perry Ellis and automotive aftermarket experience with Carfel enables him to understand the complex business and financial issues that our company may face and provide strategic insight to the Board and Company leadership.

Hunter C. Gary

Mr. Gary has served as a director of the Company since October 2012. Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. At Icahn Enterprises L.P., Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement as well as leading the real estate segment of the firm. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn

Sourcing LLC (now known as Insight Portfolio Group LLC). Mr. Gary has been a director of: Herbalife Ltd., a nutrition company, since April 2014; Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, since February 2014, and as President and Chief Executive Officer of Cadus since March 2014; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, Inc., a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc. since March 2010 and Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011, companies that are primarily engaged in the business of owning and operating casinos and resorts; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; Voltari Corporation, a mobile data services provider, since October 2007; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. American Railcar Industries Inc., Cadus Corporation, PSC Metals Inc., Tropicana Entertainment Inc., Viskase Companies, Voltari Corporation, WestPoint Home LLC and XO Holdings each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has non-controlling interests in Herbalife through the ownership of securities. Additionally, Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business.

The Board has concluded that Mr. Gary should serve as a director because of his business experience with the companies listed above and his financial expertise.

Rainer Jueckstock

Mr. Jueckstock has served as Co-Chief Executive Officer and a director of the Company and Chief Executive Officer of the Powertrain Segment since April 2012. Mr. Jueckstock joined the Company in 1990, and has served as senior vice president, powertrain energy; senior vice president, powertrain operations; senior vice president, pistons, rings and liners; vice president, rings and liners; operations director, piston rings, Europe; and managing director of the Friedberg, Germany operation. He also was sales director for rings and liners, Europe; finance controller in Burscheid, Germany; and finance manager in Dresden, Germany. Since February 2013, Mr. Jueckstock also serves on the board of directors of PLEXUS Corp.

The Board has concluded that Mr. Jueckstock should serve as a director because of his global automotive industry experience and leadership in the roles described above, including his significant experience with the Company.

J. Michael Laisure

Mr. Laisure has served as a director of the Company since February 2008. Since April 2012, Mr. Laisure has served as President of Park Ohio Holdings, Inc.’s Assembly Components Group, a publicly held company that acquired Fluid Routing Solutions, Inc. (of which Mr. Laisure served as the Chief Executive Officer of Fluid Routing since August 2007, an automotive supplier that designs and manufactures fluid and fuel handling systems, and which was formerly known as Mark IV Industries, Inc.). Fluid Routing filed for bankruptcy protection under Chapter 11 in February 2009 and emerged from Chapter 11 in March 2009. Also, Mr. Laisure serves as an Operating Partner of New State Capital Partners, a middle market private equity firm. He advises NSCP on potential acquisitions and serves on the board of Central Conveyor Corporation, a NSCP portfolio company. Mr. Laisure served from December 2006 through July 2007 as President of Delco Remy, Inc., a manufacturer of starters, alternators and rotating electrics for the automotive, commercial vehicle and off-highway markets. Mr. Laisure has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since January 2006. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation, a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s automotive systems group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. Mr. Laisure received a B.A. in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard University Advanced Management Program.

The Board has concluded that Mr. Laisure should serve as a director because of his global automotive industry experience and leadership roles in the various automotive companies noted above.

Daniel A. Ninivaggi

Mr. Ninivaggi has served as a director of the Company since March 2010 and as Co-Chief Executive Officer and Chief Executive Officer of the Motorparts Segment since February 2014. Mr. Ninivaggi was President of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from April 2010 to February 2014, and its Chief Executive Officer from August 2010 to February 2014. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, most recently as Executive Vice President and Chief Administrative Officer, from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Mr. Ninivaggi served as Of Counsel to the law firm of Winston & Strawn LLP from July 2009 to March 2010. Mr. Ninivaggi has been a director of: Hertz Global Holdings, Inc., a rental car company, since September 2014; Icahn Enterprises, since March 2012; and Tropicana Entertainment Inc., since January 2011. Mr. Ninivaggi was previously a director of: CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to September 2014; American Railcar Industries, Inc., a railcar manufacturing company, from June 2013 to February 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to February 2014; CVR Partners LP, a nitrogen fertilizer company, from May 2012 to February 2014; PSC Metals Inc., a metal recycling company, from April 2012 to February 2014; WestPoint Home LLC, a home textiles manufacturer, from February 2012 to February 2014; Viskase Companies, Inc., a meat casing company, from June 2011 to February 2014; XO Holdings, a competitive provider of telecom services, from August 2010 to February 2014; Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group Inc., a bank holding company, from December 2009 to May 2011. Icahn Enterprises, American Railcar Industries, CVR Refining, CVR Energy, CVR Partners, PSC Metals, WestPoint Home, Viskase Companies, XO Holdings and Tropicana Entertainment are each indirectly controlled by Carl C. Icahn. Mr. Icahn previously had interests in Lear, Motorola Mobility and CIT Group through the ownership of securities. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991.

The Board has concluded that Mr. Ninivaggi should serve as a director because of his experience as chief executive of a diversified holding company engaged in numerous industries, his experience as a director of various public companies and his background in the automotive industry.

Neil S. Subin

Mr. Subin has served as a director of the Company since December 2007. Mr. Subin founded and is Chairman of Broadbill Investment Partners LP, a private investment fund, since 2011. Prior to forming Broadbill Investment Partners, LP, Mr. Subin founded and was managing director and president of Trendex Capital Management, a private investment fund, since 1991. Prior to forming Trendex Capital Management, Mr. Subin was a private investor from 1988 to 1991 and was an associate with Oppenheimer & Co. from 1986 to 1988. Mr. Subin also serves on the board of directors of the following companies: Hancock Fabrics, Inc.; Institutional Financial Markets, Inc.; and Phosphate Holdings, Inc.

The Board has concluded that Mr. Subin should serve as a director because of his financial acumen and ability to identify intrinsic value in companies other investors may overlook. In addition, his leadership skills and prior experience enables him to understand the complex business and financial issues that our company may face and guide the Company to effectively respond to such challenges.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 2)

In accordance with the annual frequency adopted by our stockholders at our 2011 annual meeting and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay” vote.

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The goals of the Company’s executive compensation program are to:

•	Attract and retain key leadership; and

•	Motivate leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for the Company’s stockholders, customers and employees.

Consistent with these goals and as disclosed in the Compensation Discussion and Analysis, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	Annual and long-term incentive plans that incentivize management to generate sustainable global profitable growth as measured by certain performance objectives; and

•	Equity incentive plans that optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the plan participants to those of the Company’s stockholders.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Federal-Mogul’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

The “say-on-pay” vote is an advisory vote only, and therefore it will not bind the Company or our Board. However, our Board and our Compensation Committee may consider the voting results when making future decisions regarding executive compensation.

The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of its named executive officers as disclosed in this proxy statement.

APPROVAL OF AMENDMENT NO. 1 TO, AND THE PERFORMANCE METRICS IN, THE 2010

STOCK INCENTIVE PLAN (PROPOSAL NO. 3)

On February 22, 2010, our Board adopted the Federal-Mogul Corporation 2010 Stock Incentive Plan (the “Plan”), subject to approval by the Company’s stockholders. The Plan was approved by the Company’s stockholders at our 2010 Annual Meeting of Stockholders, and became effective on May 26, 2010. The Plan will remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to its terms, until the earlier of (i) the date on which all shares of common stock of the Company (“Stock”) subject to the Plan have been issued or transferred according to the Plan’s provisions, and (ii) the date that immediately precedes the tenth anniversary of the date the Plan is approved by our Board.

Our stockholders are being asked to approve an amendment (“Amendment No. 1”) to the Plan. Amendment No. 1 was approved by the Board on April 21, 2015, to be effective upon stockholder approval. Amendment No. 1 revises the Plan as follows:

•	amends the Plan so that the individual limitations set forth in Section 4(b) of the Plan apply to all plan participants, not just participants who are subject to the deductibility limitation under Section 162(m) of the Internal Revenue Code;

•	amends the Plan to eliminate the Committee’s discretion, in the case of a participant’s involuntary termination or retirement, to waive any restrictions remaining on such participant’s outstanding awards if such awards are intended to satisfy the “performance based compensation” exception to the deductibility limitation set forth in Section 162(m) of the Internal Revenue Code; and

•	amends the Plan to provide that performance units expressed solely in terms of cash may be issued under the Plan as performance-based cash awards.

In addition, the performance metrics are being presented to stockholders for approval so that certain incentive awards granted under the Plan to executive officers of the Company may qualify as “exempt performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The Plan is intended to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of participants to those of the Company’s stockholders; to provide participants with an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining officers, key employees and directors. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of participants who make significant contributions to the Company’s success, and to allow participants to share in the success of the Company. Stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock units, performance units (including performance-based cash awards) and performance shares (the “Awards”) may be granted under the Plan.

Description of the Federal-Mogul 2010 Stock Incentive Plan

The following is a general description of the material features of the Plan as amended by Amendment No. 1. Amendment No. 1 is attached to this proxy statement as Exhibit A.

Eligibility. All officers, employees and directors of the Company and its subsidiaries designated by the Committee may be granted Awards under the Plan. No person will have any right to participate in the Plan. Currently, approximately 1,800 employees (including officers) participate in the Plan.

Administration. The Plan is administered by the committee (the “Committee”) which committee shall be either (a) the Board, (b) the Compensation Committee of the Board, or (c) such other committee of the Board composed of not less than three members of the Board, each of whom will be appointed by the Board and will be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, an “independent director” within the meaning of applicable NASDAQ or stock exchange rules, and with respect to performance-based Awards, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Among other responsibilities, the Committee selects officers, employees and directors to whom Awards may be granted, determines the type of Awards and the number of shares of Stock to be covered by each Award, and determines the terms and conditions of such Awards.

The Committee may authorize the officers of the Company to grant Awards covering up to 10,000 shares of Stock or equivalent cash value per individual, per year, to officers and employees of the Company and its subsidiaries who are not (i) subject to Section 16 of the Exchange Act, or (ii) “covered employees” within the meaning of Section 162(m)(3) of the Code. The Committee may also authorize the officers of the Company to grant Awards covering up to 10,000 shares of Stock or equivalent cash value per individual, as an inducement to an individual to accept an offer of employment.

The Committee also has the authority to adopt, amend, suspend, waive and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto), to decide all questions of fact arising out of the application of the Plan and any Award (and any agreement relating to any Award), to make all determinations necessary or advisable for the administration of the Plan, and to otherwise supervise the administration of the Plan. The Committee also has authority in its discretion to modify the terms of the Plan to the extent necessary to comply with foreign, federal, state or local laws and regulations. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan are final and binding on all persons, including the Company and Plan participants.

No member of the Committee and no officer or employee of the Company acting on behalf of the Committee, will be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan.

Award under the Plan may be linked to certain performance goals, which means any target or targets of performance established by the Committee in its sole discretion. For Awards that are intended to satisfy the “performance-based compensation” exception under Code Section 162(m), a performance goal shall be based on one or more of the following criteria: sales, free cash flow, revenue, pre-tax or after-tax profit levels, earnings per share, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, tangible assets, equity, capital or investment, cash flow and cash flow return on investment, cash flow before interest and financing, value cash flow, economic value added and economic profit; growth in earnings per share, debt to equity ratio, market share, price per share of Stock, economic value added and market value added; levels of capital expenditures, sales general and administrative expense, operating expense and maintenance expense, safety, new business bookings, productivity, restructuring, measures of customer satisfaction and/or customer service, as determined from time to time including the relative improvement therein; or such similar objectively determinable financial or other measures as may be adopted by the Committee in its sole discretion. The criteria selected by the Committee may relate to the performance of the Company as a whole or upon the performance of a subsidiary, business unit, division or department or any combination thereof and either as an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. The criteria selected by the Committee shall be calculated in accordance with (a) the Company’s financial statements or (b) generally accepted accounting principles or (c) any other methodology established by the Committee prior to the issuance of an Award. A performance goal may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum level of performance at which a specified additional payout or vesting will occur. Performance goals may differ among participants, including among similarly situated participants. Performance goals shall be subject to certification by the Committee; provided that the Committee shall have the authority, to the extent consistent with the “qualified performance-based compensation” exception of Section 162(m) of the Code and Section 1.162-27(e) of the Income Tax Regulations, to make equitable adjustments to the performance goals in recognition of unusual or nonrecurring events affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Once a performance goal is established, the Committee shall have no discretion to increase the amount of compensation that would otherwise be payable to a recipient upon attainment of a performance goal; provided, however, that the Committee shall retain “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code and treasury regulations issued thereunder.

Plan Features. The Plan authorizes the grant of Awards covering up to 10,000,000 shares of Stock. No participant may be granted stock options, SARs, restricted stock, restricted stock units, stock units, or performance shares covering more than 2,000,000 shares of Stock (including grants of stock options, SARs, restricted stock units, stock units, or performance shares that are paid or payable in cash) in any fiscal year, but excluding from this limitation (i) any additional shares of Stock credited to the participant as Dividend Equivalents (as defined in the Plan) on Awards, (ii) cash or stock dividends on restricted stock that are paid or credited to a participant as additional restricted stock, and (iii) Dividend Equivalents that are paid or credited to a participant on restricted stock units or stock units. No participant may be granted Awards denominated in cash (including performance units and performance-based cash awards) of a value exceeding when paid $20,000,000 in cash or in property other than Stock in any fiscal year, but excluding from this limitation any additional amounts credited to the participant as interest or Dividend Equivalents. The Committee has broad authority to cancel, declare forfeited, rescind or require the return of any unexercised, undelivered, or unpaid Award (or a portion thereof) or rescind any exercise, payment or delivery of an Award (or a portion thereof) upon the Committee determining that (A) the participant has, at any time, committed a Breach of Conduct (as defined in the Plan) or (B) a Restatement Event (as defined in the Plan) has, at any time, occurred. The Plan provides that shares forfeited, cancelled, terminated, or paid in cash, or shares received by the Company in settlement of an obligation under the Plan or due to tax withholding are again available for further Award grants. No Awards outstanding on the termination date of the Plan will be affected by such termination. Awards will not be transferable, except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or as a direct or indirect gift to a participant’s immediate family members, subject to the Committee’s discretion. The Committee has broad authority to fix the terms and conditions of individual agreements with participants.

The Awards under the Plan are described below:

Stock Options. The Committee may grant options to purchase Stock alone or in addition to other Awards under the Plan and at an exercise price of not less than 100% of its fair market value on the date of grant. In the Committee’s discretion, and to the extent permitted by law, participants may pay the exercise price in cash, previously acquired Stock (having an aggregate fair market value at the time of exercise equal to the total exercise price), by “cashless exercise,” or any combination of the above, or in any other form of legal consideration as provided under the terms of the option. The term of options will be determined by the Committee, but may be no longer than ten years from the date of grant. The Committee also has the discretion to cash out options upon their exercise. The Committee will determine the times and other conditions under which options will become exercisable, and the extent to which options will be exercisable after the participant’s employment terminates. Generally, options will terminate upon the participant’s termination of employment for any reason other than death, disability or retirement, and will remain exercisable for not more than 12 months from the date of the participant’s death, termination because of disability or retirement (but in no event later than the expiration of the term of such option), and not more than three months from the date of the participant’s termination of employment for any other reason (but in no event later than the expiration of the term of such option). Options may be granted either as incentive stock options (“ISOs”) or non-qualified stock options. The principal difference between ISOs and non-qualified stock options is their tax treatment. See “Federal Income Tax Consequences,” below. The Plan prohibits the repricing of stock options without the approval of the Company’s stockholders.

SARs. The Committee may grant SARs alone or in addition to other Awards under the Plan. The term of SARs will be determined by the Committee, but may be no longer than ten years from the date of grant. The base price of a SAR may not be less than 100% of the fair market value of a share of Stock on the date of grant. A SAR will entitle the participant to receive the difference between the base price of the SAR and the fair market value of a share of Stock on the date of exercise multiplied by the number of shares of Stock for which the participant is exercising the SAR. This amount will be paid to the participant in either cash or Stock (valued at its then fair market value) or a combination thereof. The Committee will determine the times and other conditions under which SARs will become exercisable, and the extent to which SARs will be exercisable after the participant’s employment terminates. Generally, SARs will terminate upon the participant’s termination of employment for any reason other than death, disability or retirement, and will remain exercisable for not more than 12 months from the date of the participant’s death, termination because of disability or retirement (but in no event later than the expiration of the term of such SAR), and not more than three months from the date of the participant’s termination of employment for any other reason (but in no event later than the expiration of the term of such SAR). The Plan prohibits the repricing of SARs without the approval of the Company’s stockholders.

Restricted Stock and Restricted Stock Units. The Committee may grant restricted stock or restricted stock units with such restriction periods and/or performance goals as the Committee may designate. For Awards that are intended to satisfy the “performance-based compensation” exception under Section 162(m) of the Code, performance goals must be based on one or more of the following criteria: sales, free cash flow, revenue, pre-tax or after-tax profit levels, earnings per share, operating earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net operating profits after tax, and net income; total stockholder return; return on assets, tangible assets, equity, capital or investment, cash flow and cash flow return on investment, cash flow before interest and financing, value cash flow, economic value added and economic profit; growth in earnings per share, debt to equity ratio, market share, price per share of Stock, economic value added and market value added; levels of capital expenditures, sales general and administrative expense, operating expense and maintenance expense, safety, new business bookings, productivity, restructuring, measures of customer satisfaction and/or customer service, as determined from time to time including the relative improvement therein; or such similar objectively determinable financial or other measures as may be adopted by the Committee in its sole discretion.

The provisions of Awards of restricted stock or restricted stock units need not be the same with respect to each participant. The Committee may provide that a participant will be entitled to receive Dividend Equivalents on outstanding restricted stock units. Such Dividend Equivalents may be paid in cash, credited to the participant as additional restricted stock units, or a combination thereof. The Committee may condition the grant or vesting of restricted stock upon the attainment of specified performance measures by the participant, or by the Company as a whole, or by a subsidiary, business unit, division or department of the Company, or any combination thereof, for or within which the participant is primarily employed, or upon such other factors or criteria as the Committee shall determine. Restricted stock or restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered. Unvested restricted stock or restricted stock units are forfeited upon a participant’s termination of employment for any reason, unless otherwise provided by the Committee. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock with respect to an Award of restricted stock.

Stock Units. The Committee may grant stock units alone or in addition to other Awards under the Plan. A stock unit will entitle a participant to receive a share of Stock or the fair market value in cash of a share of Stock, in the future, at such time and upon such terms as the Committee may establish. The Award agreement for each award of stock units will specify the time(s) or event(s) of payment of vested stock units, which will be one or more of the following: (1) the date on which the stock units will have vested, (2) the date of the Award recipient’s termination of employment, or (3) a specified date. The Committee may provide that a participant will be entitled to receive Dividend Equivalents on outstanding stock units. Such Dividend Equivalents may be paid in cash, credited to the participant as additional stock units, or a combination thereof. The provisions of Awards of stock units need not be the same with respect to each participant. Stock units may not be sold, assigned, transferred, pledged or otherwise encumbered. Generally, all rights to receive cash or Stock in payment of stock units will be forfeited by the participant upon such participant’s termination of employment for any reason prior to the date on which stock units awarded to the participant have vested. In the event that a participant’s employment is involuntarily terminated (other than for a Breach of Conduct) or in the event of a participant’s retirement, the Committee may, subject to certain limitations, waive all remaining payment limitations (other than with respect to any Award that is intended to satisfy the “performance-based compensation” exception under Section 162(m) of the Code).

Performance Units and Performance Shares. The Committee may grant performance units and performance shares alone or in addition to other Awards under the Plan. The Committee may grant performance units and performance shares conditioned upon continued service and/or the attainment of performance goals determined by the Committee during a performance period. Performance units expressed solely in terms of cash may be awarded under the Plan in the form of performance-based cash awards. For any participant, the Committee may specify a targeted performance-based cash award for a performance period, and such target award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of the participant’s base pay, as a percentage of a bonus pool funded by a formula based on achievement of performance objectives, or an amount determined pursuant to an objective formula or standard. A performance period consists of a period of one year or longer established by the Committee over which performance units and performance shares are to be earned. At the expiration of the performance period, the Committee will evaluate the extent to which the performance goals for the Award have been achieved and will determine the number of performance units and performance shares granted to the participant which have been earned, and the cash value thereof. The Committee will then deliver to the participant cash or shares of Stock with equivalent value.

The Committee will determine to whom and when performance units and performance shares will be awarded, and the terms and conditions of an Award. Generally, all rights to receive cash or Stock in payment of performance units and performance shares will be forfeited by the participant upon a participant’s termination of employment for any reason during the performance period or before any applicable performance goals are met. In the event that a participant’s employment is involuntarily terminated (other than for a Breach of Conduct) or in the event of a participant’s retirement, the Committee may, subject to certain limitations, waive all remaining payment limitations (other than with respect to any Award that is intended to satisfy the “performance-based compensation under Section 162(m) of the Code).

Amendment and Discontinuance. The Plan may be amended, altered or discontinued by the Board of Directors, but no amendment, alteration or discontinuance may be made that would (1) impair the rights of a participant under an Award previously granted without the participant’s consent, except (A) as contemplated under the terms of the Plan, or (B) an amendment made to qualify the Plan for the exemption provided by Rule 16b-3 under the Exchange Act or for Awards to qualify for the “qualified performance-based compensation” exception provided by Section 1.162-27(e) of the Income Tax Regulations (where the Committee has intended that such Awards qualify for the exception), or as the Committee otherwise reasonably determines is necessary or advisable to comply with any applicable law or rule of any self regulatory organization, (2) disqualify the Plan from the exemption provided by Rule 16b-3, or (3) extend the term of the Plan. Except as provided in the Plan, no amendment to the Plan will be made without stockholder approval to the extent such approval is required by law or agreement. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but no amendment will impair the rights of any participant without the participant’s consent except (1) as contemplated under the terms of the Plan, or (2) an amendment made to qualify the Plan or Award for the exemption provided by Rule 16b-3 under the Exchange Act or for the Award to qualify for the “qualified performance-based compensation” exception provided by Section 1.162-27(e) of the Income Tax Regulations (where the Committee has intended that such Award qualify for the exception).

Adjustments and Change in Control. Subject to certain limitations with respect to stock options and SARs, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee or the Board may make such substitutions or adjustments in (i) the aggregate number and kind (and option price where applicable) of shares reserved for issuance under the Plan and shares subject to outstanding Awards granted under the Plan, and/or (ii) the consideration receivable upon exercise as the Committee or Board may deem appropriate.

In the event of a Change in Control, as defined in the Plan, the Committee will, in its sole discretion as to any outstanding Awards, take one or any combinations of the following actions:

•	make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (A) the consideration payable with respect to the outstanding shares of Stock in connection with the Change in Control, (B) shares of stock in the surviving or acquiring corporation or (C) such other securities the Board deems appropriate, the fair market value of which will not materially differ from the fair market value of the shares of Stock subject to such Awards immediately preceding the Change in Control;

•	accelerate the date of exercise or vesting of any stock options and SARs and other Awards outstanding as of the date of such Change in Control to the full extent of the original grant, and/or declare the restrictions applicable to any outstanding restricted stock, restricted stock units, stock units, performance units and performance shares to have lapsed;

•	permit the exchange of such Award for the right to participate in any equity incentive or other employee benefit plan of any successor corporation;

•	provide for the repurchase of any stock option or SAR for an amount equal to the difference of (A) the consideration to be received per share of Stock subject to such Award in the Change in Control minus (B) the per share exercise price, if any, of such stock option or SAR; or

•	provide for the termination of any such Awards immediately prior to a Change in Control.

Federal Tax Consequences. The following discussion covers the principal U.S. federal income tax consequences with respect to Awards that may be granted under the Plan. It is a brief summary only. The discussion is limited to the federal income tax consequences for individuals who are U.S. citizens or residents for U.S. federal income tax purposes and does not describe estate, gift, employment, state, local or foreign tax consequences of an individual’s participation in the Plan. The summary does not purport to address all tax considerations that may be relevant. The laws governing tax aspects of such Awards are highly technical and such laws are subject to change. Since the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local or foreign tax consequences of the grant, exercise or settlement of an Award or the disposition of shares of Stock acquired as a result of an Award. The Plan is not, nor is it intended to be, qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Tax Withholding. When a participant is compensated in cash pursuant to an Award under the Plan, the Company may withhold an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. When a participant is compensated in shares of Stock pursuant to an Award under the Plan, the Company may require the participant to remit to the Company, in cash, an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. Alternatively, with the consent of the Committee, a participant may elect to have shares of Stock withheld from his or her Award having a value not in excess of the withholding tax requirement.

•	Non-Qualified Stock Options and SARs. Upon the grant or vesting of a non-qualified stock option and/or SAR, the participant will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of a non-qualified stock option or SAR, the excess of the fair market value of the Stock acquired over the exercise price (the “spread”), or the consideration paid to the participant upon exercise of the SAR, will constitute compensation taxable as ordinary income. In determining the amount of the spread or the amount of consideration paid to the recipient, the fair market value of the Stock on the date of exercise will be used. The Company will generally be entitled to an income tax deduction in an amount equal to the compensation taxable to the participant.

If a participant exercises a non-qualified stock option and holds the Stock, a subsequent sale of the Stock will be taxed as capital gain or loss in an amount equal to the difference between the sale proceeds and the participant’s tax basis in the Stock. The participant’s tax basis in the Stock will generally be the amount paid for the Stock plus the amount that was included in the participant’s taxable income upon exercise.

•	ISOs. A participant generally will not recognize taxable income upon the grant, vesting, or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income and may subject the participant to an alternative minimum tax liability even though the participant receives no cash upon the exercise of an ISO. Upon the disposition of the Stock acquired pursuant to the exercise of an ISO after the later of (a) two years from the date of grant of the ISO or (b) one year from the date of exercise of the ISO (the “ISO Holding Period”), the participant will recognize long-term capital gain or loss, as the case may be, measured by the difference between the Stock’s selling price and the exercise price. The Company is not entitled to an income tax deduction by reason of the grant, vesting, or exercise of an ISO, or by the subsequent disposition of Stock received by the participant upon the exercise of an ISO, if the ISO Holding Period is satisfied.

If a participant disposes of the shares before the ISO Holding Period is satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the Stock received over the option exercise price (or, if less, the excess of the amount realized on the sale of the Stock over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss equal to the difference between the amount the participant received upon disposition of the Stock and the option exercise price increased by the amount of ordinary income, if any, the participant recognized. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income, if any, recognized by the participant with respect to the ISOs.

•	Restricted Stock and Restricted Stock Units. A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Code, within 30 days of receipt, to recognize compensation taxable as ordinary income equal to the fair market value of the restricted stock at the time of receipt less any amount paid by the participant for the restricted stock. If the election is made, the participant will not be allowed a deduction for any restricted stock subsequently returned to the Company. If the election is not made, then on the date that the restrictions lapse, the participant will generally recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock on that date less any amount paid by the participant for the restricted stock. Any dividends paid on restricted stock are also compensation taxable as ordinary income to the participant. The Company will generally be entitled to an income tax deduction in an amount equal to the compensation taxable to the participant.

Generally, upon a sale or other disposition of restricted stock with respect to which the participant has previously made a Section 83(b) election, or with respect to which the restrictions have lapsed, (and the participant has, therefore, recognized ordinary income), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition and the participant’s basis in the Stock. The participant’s basis in the Stock equals the fair market value of the Stock at the time the restrictions lapse or, in the case of a Section 83(b) election, the fair market value of the restricted stock on the date of receipt.

A participant who has been granted restricted stock units will not realize taxable income until the participant has vested in the right to receive the Stock subject to the Award or an equivalent amount of cash, either of which will be taxable as ordinary income. Dividend Equivalents paid in cash to the participant will be taxable as ordinary income upon receipt. Dividend Equivalents credited to the participant as additional restricted stock units will be taxable as ordinary income at the time the units vest. The Company will generally be entitled to an income tax deduction in an amount equal to the compensation taxable to the participant.

•	Stock Units. A participant who has been granted stock units will not realize taxable income until the participant has vested in the right to receive the Stock subject to the Award or an equivalent amount of cash, either of which will be taxable as ordinary income. Dividend Equivalents paid in cash to the participant will be taxable as ordinary income upon receipt. Dividend Equivalents credited to the participant as additional stock units will be taxable as ordinary income at the time the units vest. The Company will generally be entitled to an income tax deduction in an amount equal to the compensation taxable to the participant.

•	Performance Units and Performance Shares. A participant who has been granted performance units and performance shares will not realize taxable income until the applicable Award cycle expires and the participant receives the Stock subject to the Award or an equivalent amount of cash, either of which will be taxable as ordinary income. The Company will generally be entitled to an income tax deduction in an amount equal to the compensation taxable to the participant.

•	Section 162(m). The Plan has been designed to take into account U.S. tax laws that impose limits on the ability of a public company to claim an income tax deduction for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate income tax deduction for annual compensation exceeding $1 million paid to certain “covered employees”. Certain types of compensation, including options granted with a fair-market-value exercise price and performance-based Awards, are generally excluded from this deduction limit; provided certain requirements are met. In an effort to ensure that Awards and payments under the Plan will qualify for this exclusion, the performance metrics in the Plan are being submitted to the stockholders for approval at the 2010 Annual Meeting.

•

Section 409A. Section 409A of the Code addresses federal income tax treatment of nonqualified deferred compensation. The Company intends that Awards granted under the Plan comply with, or are otherwise exempt from, Section 409A of the Code, but makes no representation or warranty to that effect. If the Plan or the terms of an Award fail to meet the requirements of Section 409A with respect to such Award, then such Award will be subject to taxation in accordance with Section 409A. Failure to comply with Section 409A of the Code with respect to a specific Award, in the absence of an applicable exemption, could result in current income taxation to the participant for that Award (including any amount aggregated with the Award under Section 409A’s aggregation rules) as well as the imposition of an additional 20% tax and a premium interest tax on any underpayment of tax.

•	New Plan Benefits. No Awards will be granted under the Plan prior to its approval by our stockholders. The Committee has full discretion to determine the number and amount of Awards to be granted to participants under the Plan, subject to the limits described above under “Plan Features” and the other terms and conditions of the Plan. Therefore, the future benefits or amounts that would be received by any person or group of persons under the Plan are not determinable at this time.

EQUITY COMPENSATION PLANS

The table below contains information about securities authorized for issuance under our 2010 Stock Incentive Plan as of December 31, 2014. The Plan was approved by our stockholders and became effective on May 26, 2010.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
Federal-Mogul Corporation 2010 Stock Incentive Plan
Stock appreciation rights (SARs)	41,546	(1)	$19.51	9,958,454	(3)
Stock options	—	(2)	—
Equity compensation plans not approved by security holders:
None	—		—	—

Total	41,546		$19.51	9,958,454

(1)	The only Awards outstanding under the Federal-Mogul Corporation 2010 Stock Incentive Plan are stock appreciation rights (SARs), which can be settled in cash, stock, or other Awards, based on the sole discretion of the Committee, when exercised by the participant upon vesting or up to the expiration date.
(2)	No stock options are outstanding under the Federal-Mogul Corporation 2010 Stock Incentive Plan.
(3)	Represents shares of common stock that remain available for future issuance pursuant to the Federal-Mogul Corporation 2010 Stock Incentive Plan in connection with awards of stock options, stock appreciation rights, restricted stock, restricted stock units, stock units, performance units and performance shares.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the 2015 Annual Meeting is required to approve Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan. The Board of Directors recommends a vote “FOR” the approval of Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our common stock is listed on the NASDAQ Global Select Market, and NASDAQ’s standards and definitions relating to director independence apply to us. Our Board has determined that four of our current directors, Messrs. Elward, Feldenkreis, Laisure and Subin, each of whom is also a nominee for director at the Annual Meeting, are independent under these standards and definitions. Our Board considered several factors in determining that Messrs. Elward, Feldenkreis, Laisure, and Subin are independent. The Board did not assign any particular weight or importance to any single factor but rather considered them as a whole. After considering all relevant information, our Board concluded that none of Messrs. Elward, Feldenkreis, Laisure, and Subin had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied NASDAQ’s standards and definitions for independence. As described below, Mr. Icahn is our principal beneficial stockholder. Each of Messrs. Cho and Gary are employed by and/or otherwise affiliated with Mr. Icahn or entities controlled by Mr. Icahn. Messrs. Jueckstock and Ninivaggi are our current Co-Chief Executive Officers.

From February 25, 2008, and through the date of this proxy statement, Mr. Icahn, our principal beneficial stockholder and the chairman of our Board, controlled more than 50% of the voting power of our common stock. See “Security Ownership of Certain Beneficial Owners and Management” below. Consequently, we are a “controlled company” under applicable NASDAQ rules. Under these rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: (i) a majority of the Board consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the Board by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter and (iii) our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies.

Board of Directors’ Meetings and Committees

Our Board held seven (7) meetings during the fiscal year ended December 31, 2014. During 2014, each director attended at least 75% of the meetings of the Board and each committee on which they served.

All of our directors are invited to attend our annual meetings of stockholders, and in 2014, three directors attended.

Our standing committees are our Audit Committee and our Compensation Committee. We have in the past and may in the future establish special committees under the direction of the Board when necessary to address specific issues.

Audit Committee

Our audit committee (“Audit Committee”) meets formally at least once every quarter and more often if necessary. Our Board has adopted a written charter for our Audit Committee. That charter conforms to applicable rules and regulations of the SEC and NASDAQ. A copy of the Audit Committee charter is publicly available on our web site at www.federalmogul.com under the heading “Company” and the sub-heading “Corporate Governance”.

Messrs. Elward, Laisure, and Subin are the members of our Audit Committee. Mr. Elward was appointed as a member of the Audit Committee in April 2014. Our Board has determined that Messrs. Elward, Laisure, and Subin each qualify as an “audit committee financial expert”, as defined by applicable SEC rules, and that they satisfy NASDAQ’s financial sophistication standards. Our Board has also determined that Messrs. Elward, Laisure, and Subin are “independent” under applicable SEC and NASDAQ rules and standards.

Our Audit Committee held six (6) meetings during the fiscal year ended December 31, 2014.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in this Audit Committee Report be treated as soliciting material, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee of the Board is responsible for evaluating audit performance, appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and evaluating policies and procedures relating to internal accounting functions and controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters. As noted above, the Audit Committee is currently comprised of Messrs. Elward, Laisure, and Subin, each a non-employee director, and operates under a written charter which was last amended by our Board on July 29, 2009. Our Board has determined that all members of the Audit Committee are independent as defined in the NASDAQ Stock Exchange listing standards.

The Audit Committee members are neither professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the annual report on Form 10-K for the fiscal year ended December 31, 2014, as well as the report of management and the opinion thereon of Grant Thornton, Federal-Mogul’s independent registered public accounting firm for the year ended December 31, 2014, regarding Federal-Mogul’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has discussed with Grant Thornton the matters required to be discussed by the standards of by Statement on Auditing Standards No. 61 as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the SEC, and other applicable regulations, which include, among other items, matters related to the conduct of the audit of Federal-Mogul’s financial statements. The Audit Committee has also received written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence and has discussed with Grant Thornton its independence from Federal-Mogul.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Federal-Mogul’s audited financial statements be included in Federal-Mogul’s annual report on Form 10-K for the fiscal year ended December 31, 2014, and filed with the SEC on February 24, 2015.

This report is submitted by Messrs. Elward, Laisure, and Subin, being all of the members of the Audit Committee.

AUDIT COMMITTEE
J. Michael Laisure, Chairman
Thomas W. Elward
Neil S. Subin

Compensation Committee

Messrs. Gary and Elward are the members of our compensation committee (“Compensation Committee”) and Mr. Cho served as a member of the Compensation Committee during 2014. Our Compensation Committee held five (5) meetings during the fiscal year ended December 31, 2014. The Compensation Committee operates under a written charter. However, as discussed above under “Director Independence and Controlled Company Status,” our Compensation Committee does not satisfy NASDAQ’s corporate governance requirements applicable to compensation committees of non-controlled companies and is not comprised of independent directors.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Summary of Director Compensation” and “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the fiscal year ended December 31, 2014, an officer, former officer or employee of the Company or any of our subsidiaries. None of our executive officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of our Board.

Board Oversight of Risk Management

Our Board, primarily through the Audit Committee, oversees the Company’s risk management practices. Our directors are entitled to rely on management and the advice of the Company’s outside advisors and auditors, but must at all times have a reasonable basis for such reliance. Our directors rely on the Co-Chief Executive Officers and Chief Financial Officer to supervise the day-to-day risk management, each of whom provide reports directly to the Board and certain committees, as appropriate. Risks, threats and risk mitigation plans and philosophies are reported to our Co-Chief Executive Officers and Chief Financial Officer in weekly staff meetings. Any material risks reported to the Co-Chief Executive Officers are communicated to our Audit and Compensation Committees regularly and a formal presentation is made to the Audit Committee on an annual basis.

Risk Considerations in Our Compensation Program

Our management conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our leadership structure separates the positions of Chairman of the Board (or Chairman) and Co-Chief Executive Officers. Mr. Carl C. Icahn serves as our Chairman and Messrs. Rainer Jueckstock and Daniel A. Ninivaggi serve as our Co-Chief Executive Officers. The division of responsibilities between the Chairman and the Co-Chief Executive Officers is clearly defined. The Chairman is responsible for organizing the board of directors and setting its agenda and priorities. The Chairman does not participate in our day-to-day business operations. Messrs. Jueckstock and Ninivaggi, as our Co-Chief Executive Officers, are directly charged with running our day-to-day operations and are accountable directly to the Board, including the Chairman, for our financial and operational performance. We believe that this leadership structure is appropriate as it enhances our corporate governance and Company oversight by clearly delineating responsibilities between the Co-Chief Executive Officers and Chairman.

Stockholder Communications with Directors

Stockholders may contact the Board of the Company by writing to it c/o Investor Relations, Federal-Mogul Holdings Corporation, 27300 West 11 Mile Road, Southfield, Michigan 48034. All communications addressed to the Board will be delivered to the Board. If stockholders desire, they may contact individual members of the Board, our non-employee or independent directors as a group, or a particular committee of the Board by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Code of Ethics

The Company has adopted the Federal-Mogul Holdings Corporation Financial Code of Ethics (the “Code of Ethics”), which applies to the Company’s Co-Chief Executive Officers, Chief Financial Officer, Controller and Chief Accounting Officer, other executive officers and certain members of the Company’s financial functions. The Code of Ethics is publicly available on the Company’s internet website at www.federalmogul.com. The Company intends to disclose any change to or waiver of the Code of Ethics, including any implicit waiver, on its website, or in a report on Form 8-K.

Director Nominations

Other than the qualities noted in the “Director Qualification Standards” section included in Proposal One above, we do not maintain a formal policy with respect to the review of potential nominees to our Board. All of our directors participate in the review of potential nominees to our Board for the qualities noted in the “Director Qualification Standards” section, as well as for diversity of experience, education, and talents. As a result of his control of a majority of our outstanding common stock, Mr. Icahn may control the election of all of the members of our Board. Our Board has therefore deemed it appropriate not to form a standing nominating committee because of the influence exercisable by Mr. Icahn in the nomination and in light of Mr. Icahn’s and the Board’s review of potential nominees.

The Board may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2016 annual meeting of stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director”.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2014.

2014 Director Compensation

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Carl C. Icahn	$0	$87,800	(1)	$87,800	(1)
Sung Hwan Cho	0	0		0
Thomas W. Elward	44,833	0		44,833
George Feldenkreis	63,500	0		63,500
Hunter C. Gary	0	0		0
Rainer Jueckstock	0	0		0
J. Michael Laisure	86,166	0		86,166
Daniel A. Ninivaggi	0	0		0
Neil S. Subin	68,000	0		68,000

(1)	Mr. Icahn, as Chairman of the Board of Federal-Mogul, received compensation in 2014 in the amount of $87,800, representing the incremental cost to Federal-Mogul of his personal use of the Federal-Mogul corporate aircraft. Mr. Icahn received no other compensation or fees from Federal-Mogul in 2014. The calculation of incremental cost for personal use of corporate aircraft includes the variable costs incurred as a result of personal flight activity which are comprised of a portion of ongoing maintenance and repairs, aircraft fuel, airport fees, catering, and fees and travel expenses for the flight crew. The personal use of the corporate aircraft by the Chairman was approved by the Board and the Compensation Committee of Federal-Mogul.

Summary of Director Compensation

In 2014, non-employee directors (except Messrs. Icahn, Cho, and Gary who do not receive fees for serving on the Board) were compensated with an annual retainer of $50,000; $1,500 for each Board meeting attended; and $1,000 for each committee meeting attended. In addition, the Chairman of the Audit Committee is paid an additional $20,000 per year. Directors are also reimbursed for their expenses incurred to attend meetings.

The Company has a policy which governs the use of Company aircraft and provides, among other things, that Company aircraft may be used by the Chairman of the Board for personal use subject to certain restrictions. Use of the Company aircraft by the Chairman of the Board for personal travel was contingent upon the Chairman receiving no fees or other compensation for service on the Board or any committee of the Board and receipt of a written commitment from the Chairman agreeing not to receive any fees or compensation for such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned by all persons known by the Company to own beneficially more than 5% of the Company’s common stock, the Company’s directors, the named executive officers, and the directors and officers as a group, as of April 14, 2015. The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. The percentage calculations set forth in the table are based on 169,040,651 shares of common stock outstanding on April 14, 2015 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC.

Name and address(1)	Beneficial Ownership(2)		Percent of Class
IEH FM Holdings, LLC	138,590,141	(3)	81.99%
Sung Hwan Cho	—		—
Thomas W. Elward	—		—
George Feldenkreis	70,338		*
Hunter C. Gary	—		—
Martin Hendricks	—		—
Carl C. Icahn	138,590,141	(4)	81.99%
Rainer Jueckstock	36,197		*
J. Michael Laisure	—		—
Daniel A. Ninivaggi	—		—
Scott P. Pepin	—		—
Brett D. Pynnonen	—		—
Jerome Rouquet	—		—
Rajesh K. Shah	—		—
Neil S. Subin	—		—
All directors and officers as a group, 14 persons	138,709,657		82.10%

*	Represents less than 1% of the outstanding common stock
(1)	Unless otherwise set forth in the following footnotes to the table, the address of each beneficial owner is c/o Federal-Mogul Holdings Corporation, 27300 West 11 Mile Road, Southfield, Michigan 48034.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes options and warrants that are exercisable within 60 days of April 14, 2015. Percentages for each beneficial owner are based on 169,040,651 shares outstanding as of the close of business on April 14, 2015. Shares issuable upon exercise of outstanding options and warrants are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite such stockholder’s name.
(3)	Based solely upon information contained in a Schedule 13D/A No. 9 filed with the SEC on March 27, 2015, IEH FM Holdings, LLC, of which Icahn Enterprises Holdings L.P. is the sole member, has sole voting and dispositive power with respect to 138,590,141 shares of common stock. Icahn Enterprises G.P. Inc. is the general partner of Icahn Enterprises Holdings L.P. and Beckton Corp., which is 100% owned by Mr. Icahn, who is the sole stockholder of Icahn Enterprises G.P. Inc. The address for IEH FM Holdings, LLC is White Plains Plaza, 445 Hamilton Avenue – Suite 1210, White Plains, New York 10601.
(4)	Mr. Icahn may be deemed to be the indirect beneficial owner of 138,590,141 shares of common stock owned by IEH FM Holdings, LLC. See footnote (3) above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee oversees Federal-Mogul’s executive compensation programs. As noted previously in this proxy statement, Federal-Mogul is a “controlled company” under applicable NASDAQ rules and is not required to have a Compensation Committee composed solely of independent directors. The current members of the Compensation Committee are Messrs. Gary and Elward. Mr. Gary is an employee of an affiliated company controlled by our principal beneficial stockholder, Mr. Carl C. Icahn.

Named Executive Officers

Our named executive officers for 2014 are:

Daniel Ninivaggi – Co-Chief Executive Officer and Chief Executive Officer, Motorparts Segment

Rainer Jueckstock – Co-Chief Executive Officer and Chief Executive Officer, Powertrain Segment

Kevin Freeland – Former Chief Executive Officer, Motorparts Segment

Rajesh Shah – Senior Vice President and Chief Financial Officer

Martin Hendricks – President, Europe, Middle East and Africa (EMEA), Motorparts Segment

Brett Pynnonen – Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Scott Pepin – Senior Vice President, Global Human Resources

Compensation Philosophy and Objectives

The Company’s management and the Compensation Committee believe that an executive’s total compensation package should attract and retain key leadership to Federal-Mogul and motivate those leaders to perform in the interest of promoting the Company’s sustainable global profitable growth in order to create value and satisfaction for our stockholders, customers, and employees.

The Compensation Committee reviews and approves on an annual basis the compensation of the named executive officers of the Company. This involves a review of all major compensation elements, including: base salary, annual incentive, long-term incentive, and benefits beyond those normally provided to salaried employees. The Company compensates its executive officers with these elements in order to be competitive in its industry and in the global search for management talent and to retain and incentivize its executive officers. Each of our major compensation elements is summarized below. The elements are intended to retain and recruit senior leadership with global business experience.

Element:	This Element Rewards:	Reason for Paying this Element:	Factors that Determine the Level of this Element:	Relationship Between Elements:
Base Salary	Experience, knowledge, leadership and level of responsibility.	Provides a fixed level of compensation to promote stability and enhance retention.	Experience, performance and internal equity with a premium for global experience.	May be adjusted to reflect global skills and market competitive long-term incentives. Other pay elements, such as annual incentives and automobile allowances, are set as a percentage of base salary.

Element:	This Element Rewards:	Reason for Paying this Element:	Factors that Determine the Level of this Element:	Relationship Between Elements:
Annual Incentives

For the Powertrain Segment, achievement of business goals of Operational EBITDA, cash flow before interest and financing, Value Cash Flow, Employee Safety and Quality, Service, reduction in SG&A expenses, and Productivity and Restructuring.

For the Motorparts Segment, achievement of five strategic initiatives (i.e., (i) enhanced distribution capability; (ii) information system development; (iii) product line growth, differentiation and brand value development; (iv) cost structure alignment; and (v) global expansion), the success of which is assessed by the Motorparts Segment Chief Executive Officer and the Committee.

		Provides financial rewards for the achievement of business goals and other Company strategic goals that are determined to be critical to the success of the Company.	Experience, performance, job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.

Long-Term Incentives	Achievement of economic value added calculated based on Operational EBIT, working assets and a cost of capital charge.	Provides financial rewards for driving the long-term financial success of the Company and aligns the interests of our executives with those of our stockholders.	Job scope and internal equity.	May be adjusted to achieve a balance between annual and long-term incentives.

Other Benefits (e.g., tax preparation, automobile allowances)	Retention of senior executive leadership.	Provides competitive total compensation package that is designed to attract and retain high quality members of management.	Job scope and internal equity.	The Company’s compensation philosophy for salaried employees is to provide consistent and competitive benefits packages for individuals with a similar job scope.

Compensation Setting Process

In March 2012, the Board decided to modify the Company’s corporate structure and created two separate operating segments. The Powertrain segment (the “Powertrain Segment”) focuses on original equipment products for vehicle, heavy duty and industrial applications. The Motorparts segment (the “Motorparts Segment”) sells and distributes a broad portfolio of products in the global aftermarket while also servicing original equipment manufacturers with vehicle products including brake friction, wipers and other vehicle components.

The Chief Executive Officer, each for his respective segment, is involved in the determination of salary levels for the other named executive officers and the review of their compensation elements with the Compensation Committee. In 2014, the Compensation Committee adopted a Management Incentive Plan for calendar year 2014. A long-term incentive plan was adopted for the Powertrain Segment in 2014; however, the Compensation Committee considered but did not adopt a long-term incentive plan for the Motorparts Segment in 2014.

The Compensation Committee receives assistance from the Company’s corporate human resources department and may, from time to time, solicit advice from outside consultants in determining compensation amounts and standards. The consultant may perform general compensation and actuarial consulting for the Company. The Compensation Committee has the authority to select legal, compensation, accounting or other consultants as it deems necessary to advise it.

Elements of Compensation

Base Salary

Mr. Daniel Ninivaggi became Chief Executive Officer of the Motorparts Segment on February 5, 2014. Mr. Ninivaggi’s annualized base salary is $2,548,000. Rainer Jueckstock became Chief Executive Officer of the Powertrain Segment on April 1, 2012. His annualized base salary is $800,000 as of December 31, 2014. Messrs. Jueckstock and Ninivaggi are Co-Chief Executive Officers who individually report directly to the Board.

Other named executive officer base salaries are set by the Compensation Committee based upon job scope and skill review. Mr. Freeland’s base salary was at the rate of $600,000 per annum. Pursuant to Mr. Shah’s offer letter dated December 9, 2013, Mr. Shah’s annual base salary was set at $400,000. As of December 31, 2014, Mr. Hendricks’s base salary was 300,000 Euro which is the equivalent of $398,550 at the 2014 average Euro to U.S. dollar conversion rate of 1.3285. In January 2015, Mr. Hendricks was promoted to Senior Vice President, Global Braking assuming responsibilities in addition to his duties as President, EMEA, Motorparts Segment. At that time his base salary increased to 335,000 Euro which is equivalent to $405,283 at the 1.2098 Euro to U.S. dollar conversion rate of December 31, 2014.

Mr. Pynnonen’s 2014 base salary was $425,000 and Mr. Pepin’s 2014 base salary was $347,625.

On February 27, 2015, the Compensation Committee approved salary increases for Mr. Hendricks, Mr. Pynnonen and Mr. Pepin to 340,025 Euros ($411,362 at the December 31, 2014 Euro to U.S. dollar conversion rate of 1.2098), $437,750 and $358,054 respectively, retroactive to January 1, 2015. No other named executive officers received base salary increases.

When determining base salaries for the named executive officers, the Company and the Compensation Committee look to the degree of experience and talent the executive brings to the Company. As a global original equipment and replacement parts manufacturer and distributor, the Company actively recruits and seeks to hire executives with significant multi-national and multi-lingual expertise.

Annual Incentive Program

In 2014, all of the named executive officers, except Mr. Ninivaggi, and approximately 1,600 salaried employees in the Powertrain and Motorparts Segments, globally, participated in an annual incentive program called the Management Incentive Plan, or MIP. The named executive officers have the following target annual bonus eligibility: Mr. Jueckstock, 100% of base salary; Mr. Shah, 70% of base salary; Mr. Hendricks, 60% of base salary; Mr. Pepin, 70% of base salary; and Mr. Pynnonen, 70% of base salary.

The key objective of the MIP was to incentivize management to achieve profitable growth as measured in the Powertrain Segment by:

•

Operational EBITDA, which is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration-related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S.-based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights, loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation.

•	Value Cash Flow, which is defined as Operational EBITDA less capital spending.

•	Productivity and Restructuring, which is measured by non-volume related cost changes as reported in the Company’s annual report on Form 10-K.

•	Sales, General and Administrative (“SG&A”), which is measured by the level of SG&A reductions outlined in the budget.

•	Employee Safety and Quality, which is defined as: (i) achievement of world class safety standards as measured by incident rates within our facilities; and (ii) achievement of world class quality standards as measured by defects per million parts.

•	Service as measured by delivery performance to our customers.

The key objective of the MIP was to incentivize management to achieve profitable growth as measured in the Motorparts Segment by:

•	Operational EBITDA, which is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration-related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S.-based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights, loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation.

•	Service as measured by delivery performance to our customers.

•	Five strategic initiatives related to: (i) enhanced distribution capability; (ii) information system development; (iii) product line growth, differentiation and brand value development; (iv) cost structure alignment; and (v) global expansion.

For the 2014 performance period (i.e., January 1 to December 31, 2014), the MIP objectives, weightings and achievement levels are described below for the applicable named executive officers. The amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below reflect the actual 2014 MIP amounts paid to the named executive officers.

Powertrain Segment

Objective	Powertrain Operational EBITDA	Value Cash Flow	SG&A Reduction	Restructuring	Worker Safety, Quality, Service(1)	Total
Weighting of Objectives	40.0%	25.0%	10.0%	10.0%	15.0%	100.0%
Payout in 2014	93.0%	103.0%	103.0%	133.0%	49.0%	N/A
Weighted Payout of Objective for 2014	37.2%	25.8%	10.3%	13.3%	7.4%	94.0%

(1)	The Powertrain Chief Executive Officer, in his discretion under the 2014 MIP, reduced the safety portion of the Employee Safety and Quality metric payout from 89% achievement for Powertrain Segment corporate employees to 0%. This reduced the overall payout from 97.2% to 94%.

Motorparts Segment

Objective	Motorparts Operational EBITDA	Delivery Performance/Service	Worker Safety	2014 Motorparts Initiatives	Total
Weighting of Objectives	30.0%	20.0%	10.0%	40.0%	100.0%
Payout in 2014	60.0%	85.0%	140.0%	67.5%	N/A
Weighted Payout of Objective for 2014 (as calculated)	18.0%	17.0%	14.0%	27.0%	76.0%
Chief Executive Officer Discretion	N/A	N/A	N/A	N/A	-16.0%
Final Weighted Payout of Objective for 2014	N/A	N/A	N/A	N/A	60.0	%(1)

(1)	The Motorparts Chief Executive Officer, in his discretion under the 2014 MIP, reduced the overall Motorparts payout to 60% and increased Mr. Hendricks payout to 65% because of his leadership in the Global Braking business.

Mr. Shah received a payout that was the average of the calculated Powertrain and Motorparts payout. This resulted in a payout of 77% of target for Mr. Shah. The table below sets forth 2014 MIP payouts to our named executive officers.

2014 Non-Equity Incentive Plan Payments

Named Executive Officer	2014 MIP Payout	2014 Payout as Percent of Target
Daniel Ninivaggi	N/A	N/A
Rainer Jueckstock	$752,000	94%
Kevin Freeland	N/A	N/A
Rajesh Shah	$215,600	77%
Martin Hendricks	$141,547	65%
Brett Pynnonen	$279,650	94%
Scott Pepin	$228,737	94%

Long-Term Incentive Awards

Long-term incentive grants to our named executive officers are generally made under the Federal-Mogul Corporation 2010 Stock Incentive Plan, which was approved by the Board on February 22, 2010 and by our stockholders on May 26, 2010. The objective of the Plan is to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s objectives and that link the interests of the Plan participants to those of the Company’s stockholders. The Plan provides for the grant of many different types of awards and therefore is intended to provide flexibility to the Company to motivate, attract and retain those who make significant contributions to the Company’s success.

The Company granted certain long-term incentive awards to select members of the Powertrain Segment leadership and certain named executive officers in 2014. These awards are known as the 2014 Cash-Settled Economic Value Added Awards.

Mr. Freeland’s Cash-Settled Economic Value Added Award

Mr. Freeland was hired in June 2013 and, in accordance with his employment contract, he was provided the opportunity to receive a cash payment in 2020 reflecting the economic value added to the Motorparts Segment from his date of hire until December 31, 2017. Mr. Freeland forfeited this award in its entirety upon his February 4, 2014 resignation from the Company.

Mr. Shah’s Strategic Incentive Program

Mr. Shah was hired in December 2013 as Senior Vice President and Chief Financial Officer. Mr. Shah is eligible to benefit from a strategic incentive program, in lieu of long term incentive plan eligibility, that will be tied directly to the Company’s financial and strategic performance versus established targets for the 2014, 2015 and 2016 calendar years. The total payout for this strategic incentive program is capped at $400,000 and the planned payout would be scheduled for March 2017, but is subject to the following schedule:

•	The payment is equal to $400,000 if (i) Mr. Shah’s employment period is 3 years (or greater), (ii) funding is available and (iii) his performance evaluation is satisfactory.

•	The payment is equal to 2/3rds of $400,000 if (i) Mr. Shah’s employment period is less than 3 years but more than 2 years, (ii) funding is available and (iii) his performance evaluation is satisfactory.

•	The payment is equal to 1/3rd of $400,000 if (i) Mr. Shah’s employment period is less than 2 years but more than 1 year, (ii) funding is available and (iii) his performance evaluation is satisfactory.

•	If employment is terminated prior to 1 year, Mr. Shah would not be eligible for a strategic incentive program payment.

2014 Cash-Settled Economic Value Added Awards

On February 24 and March 25, 2014, the Company granted performance-based incentive awards to certain of its named executive officers which provides them the opportunity to receive a cash payment reflecting a percentage of a bonus pool (the “Pool”) established based on a percentage of the economic value added to the Powertrain Segment from January 1, 2014 until December 31, 2015, and from January 1, 2014 until December 31, 2016 as follows: Mr. Jueckstock: 32.75% of the applicable Pool, Mr. Pynnonen: 4.75% of the applicable Pool, and Mr. Pepin: 4.75% of the applicable Pool.

Other Benefits

The named executive officers participate in various U.S. and non-U.S. benefit programs as described below.

Retirement Plans

The Company maintains certain retirement benefit plans for all U.S.-based salaried employees, including a defined benefit pension plan, called the Personal Retirement Account (PRA) and a 401(k) plan. The U.S. defined benefit pension plan was frozen to all participants effective December 31, 2012.

In addition, the Company maintains certain retirement benefit plans for all salaried employees in a particular country. The Company also provides the plans listed below to key executive officers to recruit and retain professional and executive talent. In addition, these retirement plans provide income security to long serving executives. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. None of the plans described in the table below are U.S. tax-qualified plans.

Retirement Plan	Eligible Participants	Plan Benefit
Personal Retirement Account Supplemental Executive Retirement Plan (“PRA SERP”)	Prior to 2013, this program covered employees who exceeded the U.S.—mandated compensation limit for tax-qualified plans, including Mr. Pynnonen and Mr. Pepin. In accordance with his employment agreement, Mr. Jueckstock, did not participate in the PRA SERP. Mr. Ninivaggi, Mr. Shah and Mr. Hendricks were employed in the United States after the PRA SERP was frozen, and therefore did not participate.	Annual credits ranged from 1.5% to 9.0% of eligible earnings above the then established $250,000 government compensation limit for tax-qualified plans, plus interest. Consistent with the freezing of the U.S. defined benefit plan, the PRA SERP was also frozen as of December 31, 2012.

German Pension Plan	Management non-tariff employees in Germany. Mr. Jueckstock, a native of Germany, participates in a defined benefit schedule under the German Pension Plan; however, annual contributions on his behalf are capped at 100,000 Euros. In accordance with his employment letter, Mr. Hendricks, a German national, participates in the German Pension Plan.	The monthly pension benefit is calculated using final base annual salary; excluding bonus payments. The benefit is determined at 0.5% of salary for compensation below the German Social Security contribution ceiling, plus 1.5% of the salary above that ceiling; per year of pension service.

Other Benefit Plans and Practices

The named executive officers participate in benefits provided to other salaried employees in their resident countries such as medical, prescription drug and dental coverage, life insurance and disability insurance. Additional programs such as an automobile allowance, tax preparation allowance and umbrella liability insurance are described in the Summary Compensation Table. In 2014, the tax preparation allowance and umbrella liability insurance coverage were discontinued for future years.

The Company offers a 401(k) plan for U.S.-based employees. The 401(k) plan provides that participants receive a 100% Company match of the first 3% of the employee’s annual compensation contributed to the 401(k) plan and a 50% Company match on the next 2%; for a maximum total Company match of 4% on the first 5% of the employee’s annual compensation. The Company match is immediately vested for the employee’s benefit. In addition, a defined contribution component was added to the 401(k) under which a contribution is made by the Company that varies by age from 0.5% to 4.5% of an employee’s annual income.

Employment Agreements/Termination/Change in Control Benefits

As described in detail and quantified in the “Potential Payments Upon Termination or Change in Control” section and accompanying narrative, our named executive officers may receive certain benefits upon qualifying terminations from the Company.

2014 Advisory Vote on Executive Compensation

The Company reviewed the results of the advisory “say-on-pay” vote, which was held in connection with our 2014 annual meeting. In determining executive compensation for 2014, the Compensation Committee considered the stockholder support that the “say-on-pay” proposal received at our July 9, 2014 annual meeting of stockholders. Because a substantial majority (over 90%) of our stockholders approved our compensation program as described in the 2014 proxy statement, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders and, therefore, we did not implement any changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Policy Regarding 162(m) Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally limits the tax deductibility of annual compensation paid to senior executives to $1,000,000. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. Though tax deductibility is one of many factors that may be considered by the Compensation Committee when determining executive compensation, Federal-Mogul’s incentive plans are not specifically designed to qualify under Section 162(m). Thus, the Compensation Committee retains the discretion to award compensation that exceeds or does not qualify for the Section 162(m) deductibility limit.

Clawback

In accordance with the Plan, the Compensation Committee reserves the right, in its sole discretion, to cancel or rescind any award under the Plan, or portion thereof, in certain situations, including, but not limited to, a determination by the Compensation Committee that the participant has committed a Breach of Conduct or a Restatement Event.

Compensation Committee Report

The Compensation Committee of Federal-Mogul has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in Federal-Mogul’s annual report on Form 10-K for the fiscal year ended December 31, 2014 and this proxy statement.

COMPENSATION COMMITTEE

Hunter Gary, Chairman
Thomas Elward

The following table lists the major compensation items for the named executive officers. In accordance with SEC rules, 2012 compensation is presented for only the years in which the individuals were named executive officers.

Summary Compensation Table for Fiscal Year 2014

(a) NAME AND PRINCIPAL POSITION	(b) Year	(c) Salary(1) ($)	(d) Bonus ($)	(e) Non-Equity Incentive Plan Compensation(2) ($)	(f) Change in Pension Value and Nonqualified- Deferred Compensation Earnings(3) ($)	(g) All Other Compensation(4) ($)	(h) Total ($)
Daniel Ninivaggi Co-Chief Executive Officer, Federal-Mogul and Chief Executive Officer, Motorparts Segment	2014	2,332,400	—	—	—	71,384	2,403,784
Rainer Jueckstock Co-Chief Executive Officer, Federal-Mogul and Chief Executive Officer, Powertrain Segment	2014 2013 2012	823,077 600,000 544,808	— 172,134 246,000	1,344,775 540,000 —	1,121,857 —	36,731 27,804 25,493	3,326,440 1,339,938 816,301	(5)
Kevin Freeland Former Co-Chief Executive Officer, Federal-Mogul and Chief Executive Officer, Motorparts Segment	2014 2013	96,923 311,538	—	—	—	20,477 74,633	117,400 386,171
Rajesh Shah Senior Vice President and Chief Financial Officer	2014 2013	415,385 10,769	— 25,000	348,933 —	— —	42,515 431	806,833 36,200
Martin Hendricks President, EMEA Motorparts Segment	2014	397,205	—	141,547	490,875	244,836	1,274,463
Brett Pynnonen Senior Vice President, Chief General Counsel and Secretary	2014 2013	439,423 374,039	— 34,966	365,625 244,125	12,840 —	36,912 33,294	854,800 686,424
Scott Pepin Senior Vice President, Global Human Resources	2014 2013	360,606 337,019	— 24,966	314,712 219,713	36,794 —	38,572 32,211	750,684 613,909

(1)	Based on payroll timing, the salary amounts in column (c) reflect 27 pay periods for 2014 (instead of the typical 26).
(2)	For 2014, column (e) reflects payout under the 2014 MIP. For Messrs. Jueckstock, Pepin, and Pynnonen this includes the cash settled economic value added award values of $592,775, $85,975 and $85,975, respectively, and for Mr. Shah this includes $133,333, which is one-third of the strategic incentive program award referenced previously.
(3)	Amounts reported in column (f) reflect significant decreases in actuarial discount rates used to calculate the present value of projected pensions. For Mr. Pynnonen and Mr. Pepin, the Federal-Mogul defined benefit plan and supplemental executive pension plan was frozen in 2012. No additional service credits apply to these plans beyond December 2012.
(4)	The amounts in column (g) reflect All Other Compensation for 2014.
a.	The amount in column (g) for Mr. Ninivaggi reflects the following: an automobile allowance of 4% of base salary capped at $48,000; contributions to the age-based portion of the defined contribution pension plan of $9,100; relocation expenses of $5,022; 401(k) plan Company match of $4,150; and $605 of umbrella liability coverage. The amount in column (g) also reflects tax reimbursement payments of $4,507 for a total of $71,384 in All Other Compensation for 2014.
b.	The amount in column (g) for Mr. Jueckstock reflects the following: an automobile allowance of $32,923; the cost of tax preparation service of $2,000 and $605 of umbrella liability coverage. The amount in column (g) also reflects tax reimbursement payments of $1,203 for a total of $36,731 in All Other Compensation for 2014.

c.	The amount in column (g) for Mr. Freeland reflects the following: a lump sum severance payment of $10,000; an automobile allowance of $3,692; contributions to the age-based portion of the defined contribution pension plan of $3,877 and 401(k) plan Company match of $2,908 for a total of $20,477 in All Other Compensation for 2014.
d.	The amount in column (g) for Mr. Shah reflects the following: an automobile allowance of $16,615; contributions to the age-based portion of the defined contribution pension plan of $11,008; 401(k) plan Company match of $10,400; the cost of tax preparation service of $2,500; and $605 of umbrella liability coverage. The amount in column (g) also reflects tax reimbursement payments of $1,387 for a total of $42,515 in All Other Compensation for 2014.
e.	The amount in column (g) for Mr. Hendricks reflects the following: expenses for relocation from the United States to Germany of $162,400; a U.S. automobile allowance and German car policy benefit of $19,115; contributions to the age-based portion of the U.S. defined contribution pension plan of $9,100; U.S. 401(k) plan Company match of $10,400; and $605 of umbrella liability coverage. The amount in column (g) also reflects tax reimbursement payments of $43,216, for a total of $244,836 in All Other Compensation for 2014.
f.	The amount in column (g) for Mr. Pynnonen reflects the following: an automobile allowance of $17,577; contributions to the age-based portion of the defined contribution pension plan of $7,800; 401(k) plan Company match of $10,400; $605 of umbrella liability coverage; and a gift from the Powertrain Chief Executive Officer of $250. The amount in column (g) also reflects tax reimbursement payments of $280, for a total of $36,912 in All Other Compensation for 2014.
g.	The amount in column (g) for Mr. Pepin reflects the following: an automobile allowance of $14,424; contributions to the age-based portion of the defined contribution pension plan of $7,800; 401(k) plan Company match of $10,400; $605 of umbrella liability coverage; $579 of spousal travel expenses; the cost of tax preparation service of $2,440; and a gift from the Powertrain Chief Executive Officer of $350. The amount in column (g) also reflects tax reimbursement payments of $1,974 for a total of $38,572 in All Other Compensation for 2014.

(5)	Mr. Jueckstock’s SEC total compensation for 2014 was, in part, attributed to a pension increase of $1,121,857. However, $863,034, or 77% of the value of the pension increase, is the direct result of reflecting historically low interest rates. The discount rate dropped from 3.25% at December 31, 2013 to 1.5% in December 31, 2014.

Grants of Plan-Based Awards

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
			Threshold ($)		Target ($)	Maximum ($)
Rainer Jueckstock	Annual Incentive Awards EVA Cycle 2014-2015 Award EVA Cycle 2014-2016 Award	January 1, 2014 February 24, 2014 March 25, 2014	$ $ $	400,000 0 0	$800,000 — —	$ $ $	1,400,000 2,194,250 3,275,250
Rajesh Shah	Annual Incentive Awards	January 1, 2014		$140,000	$280,000		$490,000
Martin Hendricks	Annual Incentive Awards	January 1, 2014		$119,565	$239,130		$418,478
Brett Pynnonen	Annual Incentive Awards EVA Cycle 2014-2015 Award EVA Cycle 2014-2016 Award	January 1, 2014 February 24, 2014 March 25, 2014	$ $ $	148,750 0 0	$297,500 — —	$ $ $	520,625 318,250 475,000
Scott Pepin	Annual Incentive Awards EVA Cycle 2014-2015 Award EVA Cycle 2014-2016 Award	January 1, 2014 February 24, 2014 March 25, 2014	$ $ $	121,669 0 0	$243,338 — —	$ $ $	425,841 318,250 475,000

The following table sets forth information concerning outstanding equity awards held by the named executive officers.

2014 Outstanding Equity Awards at Fiscal Year End

OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable(1)	Option/SAR Exercise Price ($)(3)		Option/SAR Expiration Date
Daniel Ninivaggi(2)	N/A	N/A	N/A		N/A	N/A
Rainer Jueckstock	02/27/2012 02/22/2011	7,433 38,259	7,432	$ $	17.64 21.03	02/27/2017 02/22/2016
Kevin Freeland(2)	N/A	N/A	N/A		N/A	N/A
Rajesh Shah(2)	N/A	N/A	N/A		N/A	N/A
Martin Hendricks	02/27/2012 02/22/2011 02/22/2010	4,926 8,454 2,524	1,642 0 0	$ $ $	17.64 21.03 17.16	02/27/2017 02/22/2016 02/22/2015
Brett Pynnonen	02/27/2012 02/22/2011	4,663 6,054	4,663 0	$ $	17.64 21.03	02/27/2017 02/22/2016
Scott Pepin	02/22/2011	3,869	0		$21.03	02/22/2016

(1)	The SARs granted in 2010 vest in three equal installments. The first, second and third installment vested on February 22, 2011, February 22, 2012, and February 22, 2013, respectively. SARs granted in 2010 expired with no value on February 22, 2015. Those granted in 2011 vest in four equal installments. The first, second, third and fourth installments vested on February 22, 2011, February 22, 2012, February 22, 2013, and February 22, 2014, respectively. The SARs granted in 2012 vest in four equal installments. The first, second and third installment vested on February 27, 2012, February 27, 2013, and February 27, 2014, respectively, and the remaining installment will vest on February 27, 2015.
(2)	Mr. Ninivaggi, Mr. Freeland and Mr. Shah were not employed by the company in 2011 or 2012 and accordingly did not receive stock appreciation rights (SARs).
(3)	In 2014, no options or stock appreciation rights (SARs) were exercised, and there were no unvested stock held, by any of the Company’s named executive officers.

Pension Benefits

The following table outlines the pension programs in which the named executive officers participate. Some cover all salaried employees of the location or country in which they are based and some programs involve additional benefits intended to retain executive talent.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Rainer Jueckstock(2)	German Pension Plan	14	$2,412,692	—
Martin Hendricks(3)	German Pension Plan	1.8	$490,874	—
Brett Pynnonen(4)	Personal Retirement Account	5	$59,679	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	5	$21,351	—
Scott Pepin(4)	Personal Retirement Account	18	$196,742	—
	Personal Retirement Account Supplemental Executive Retirement Plan (PRA SERP)	18	$43,805	—

(1)	The present value of accumulated benefits was determined using the discount rate, mortality assumptions, interest crediting rate, and December 31, 2014 measurement date used by the Company for financial reporting purposes in Footnote 15 of Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2014. The benefits were assumed to be payable at normal retirement ages or such earlier ages at which the executives could commence an unreduced retirement benefit. The pension benefits for Messrs. Jueckstock and Hendricks are denominated in Euros. The present value of these accumulated benefits reflects a Euro-U.S. Dollar exchange rate of 1.2098, which was the rate in effect as of December 31, 2014.
(2)	Mr. Jueckstock, a native of Germany, participates in a defined benefit schedule of the German Pension Plan. The plan contributions are calculated based on annual salary, excluding bonuses. The benefit is determined at 0.5% of the base salary for compensation below the German Social Security contribution ceiling plus 1.5% of the base salary above that ceiling, per year of pension service. Contributions on behalf of Mr. Jueckstock are limited by his employment agreement to not more than 100,000 Euros per year.
(3)	In accordance with the leadership position Mr. Hendricks assumed in 2014, he became eligible to participate in the German Pension Plan. Assuming he continues to earn future pension service each year, the projected value of his benefit at age 65 is $490,874. The entire value of this future benefit is disclosed as compensation in 2014.
(4)	Mr. Pynnonen and Mr. Pepin have accrued benefits under the plan but earn no benefit credit after December 31, 2012. Since the SERP is frozen, Mr. Pynnonen’s and Mr. Pepin’s accounts received no increase in pension benefits in 2014.

Potential Payments Upon Termination or Change in Control

Employment Agreement of Mr. Jueckstock

Mr. Jueckstock was appointed Chief Executive Officer, Powertrain Segment effective April 1, 2012. The Company entered into an employment agreement with Mr. Jueckstock. The employment agreement provides for (i) an annual base salary of $600,000, (ii) a bonus opportunity of 100% of his base salary under the Company’s MIP, and (iii) the term of the employment agreement is April 1, 2012 through March 31, 2016. If, prior to March 31, 2016, Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (each as defined below), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the Company’s MIP for the year in which termination occurs. The Company has also agreed to continue to make contributions to the German Pension Plan for the benefit of Mr. Jueckstock in an amount not to exceed 100,000 Euros per year. Mr. Jueckstock has also agreed to a non-competition provision for a period that ends one year from the last day of his employment. The non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the employment agreement and subject to the Company providing Mr. Jueckstock an additional one year’s base salary during such extension.

The employment agreement supersedes all prior agreements between Mr. Jueckstock and the Company (other than the Company’s German Pension Plan).

Under Mr. Jueckstock’s employment agreement, “cause” means:

•	conviction of any crime (other than traffic violations and similar minor infractions of law);

•	failure to follow, in any material respect, the lawful directions given by the Company or its subsidiaries or the policies or procedures adopted by the Board from time to time;

•	failure to come to work on a full-time basis, other than on holidays, vacation days, sick days or other days off under the Company’s business policies;

•	impairment due to alcoholism, drug addiction or similar matters; and

•	a material breach of the employment agreement, including, without limitation, any breach of the covenants related to confidential information and competitive services set forth in the employment agreement.

Under Mr. Jueckstock’s employment agreement, “good reason” means:

•	the failure of the Company to make any payment expressly required to be made under the terms of the employment agreement, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by Mr. Jueckstock to the Chairman of the Board; and

•	a change in title or position resulting in Mr. Jueckstock no longer reporting to the Company’s Board.

Employment Agreement of Mr. Ninivaggi

Mr. Daniel Ninivaggi became Chief Executive Officer of the Motorparts Segment on February 5, 2014. Mr. Ninivaggi’s annualized base salary is $2,548,000. His employment agreement provides for a notice period of 90 days in the event of his termination for other than cause.

Offer Letter of Mr. Shah

On December 9, 2013, Mr. Shah entered into an offer letter with the Company to serve as Senior Vice President and Chief Financial Officer of the Company. The offer letter provides for (i) an annual base salary of $400,000, (ii) a target bonus opportunity of 70% of his base salary under the Company’s MIP (with a minimum bonus of $125,000 with respect to fiscal year 2014), (iii) participation in the Company’s Strategic Incentive Program, as described above in “Mr. Shah’s Strategic Incentive Program,” (iv) a sign-on bonus of $25,000, (v) tax preparation reimbursement payments of up to $3,200 per year and (vi) a 24 month employment term, which may be extended for an additional 12 months upon written mutual agreement of the parties. If Mr. Shah is terminated without Cause (as defined in his offer letter) within the first 24 months of his employment term, he would be entitled to receive the lesser of (i) his base salary through the remainder of such 24 month employment term or (ii) 6 months of his base salary. If Mr. Shah is terminated without Cause after the first 24 months of his employment term but before the 36 month anniversary of his initial employment date, he would be entitled to receive 6 months of his base salary.

Other Severance Arrangements

Mr. Hendricks is a German national employed in Germany. He is therefore covered under the German legal system in the event of his termination. Under the rules in Germany, in the event of Mr. Hendricks’ termination without cause, he will receive the equivalent of $445,206 based on a December 31, 2014 Euro to U.S. dollar conversion rate of 1.2098. Under German law his severance would equal twelve months of base salary plus his anticipated annual bonus.

Mr. Pynnonen’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of twelve months of his base salary.

Mr. Pepin’s terms of employment provide that, in the event of his termination without cause, he will receive the equivalent of six months of his base salary.

Effective as of February 4, 2014, the Board of Directors accepted the resignation of Kevin P. Freeland as the Co-Chief Executive Officer of the Company and Chief Executive Officer, Motorparts Segment and entered into a Separation Agreement that superseded the terms of Mr. Freeland’s employment agreement with the Company and provided the terms of his resignation. Under the Separation Agreement, Mr. Freeland received $10,000.

Other Change in Control Arrangements

As of December 31, 2014, our named executive officers were not entitled to receive any payments or benefits immediately upon a change in control.

The following table summarizes the value of potential payments and benefits under various termination circumstances assuming for each of the named executive officers a termination date of December 31, 2014.

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control	Actual Severance Received Upon 2014 Resignation
Daniel Ninivaggi	$882,000	—	—	$882,000	—
Rainer Jueckstock(1)	$1,600,000	$1,600,000	—	$1,600,000	N/A
Rajesh Shah	$200,000	—	—	$200,000	N/A
Martin Hendricks	$445,206	—	—	$445,206	N/A
Brett Pynnonen	$425,000	—	—	$425,000	N/A
Scott Pepin	$173,813	—	—	$173,813	N/A

(1)	Please refer to the discussion preceding this table for a description of the payments Mr. Jueckstock would receive upon termination.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with Grant Thornton LLP (“Grant Thornton”) which sets forth the terms by which Grant Thornton will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures. We have been advised that a representative of Grant Thornton will be present at the Annual Meeting via phone and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

In addition to retaining Grant Thornton to audit our consolidated financial statements for 2014, the Company retained Grant Thornton, as well as other accounting firms, to provide tax and other advisory services in 2014. We understand the need for Grant Thornton to maintain objectivity and independence in its audit of our financial statements.

The following table sets forth fees billed for professional audit services and other services in the following categories and amounts by Grant Thornton for the fiscal years December 31, 2014 and December 31, 2013:

	Year Ended December 31
	2014	2013
	(Millions of Dollars)
Audit fees (1)	$5.34	$4.00
Audit-related fees (2)	$0.14	$0.56
Tax fees (3)	$0.02	$0.18

Total	$5.50	$4.74

The amounts shown above include payment of out-of-pocket expenses incurred by Grant Thornton.

(1)	Audit fees: Services under this caption include consolidated financial statement audit fees, internal control over financial reporting audit fees, domestic subsidiary financial statement audit fees and international statutory audit fees.
(2)	Audit-related fees: Services under this caption include accounting advisory, acquisition due diligence and employee benefit plan audits.
(3)	Tax fees: Services under this caption include statutory compliance, expatriate compliance and tax advisory services.

All of the audit, audit-related, tax and other services performed by Grant Thornton were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures described below.

Audit Committee’s Pre-Approval Policies and Procedures

The Company’s independent accountants are directly accountable to the Audit Committee pursuant to its charter. Accordingly, the Audit Committee’s responsibilities include pre-approving the services of the independent accountant. The Audit Committee’s policy is to review and pre-approve all audit and permissible non-audit services, as deemed appropriate. Audit Committee pre-approval is granted based upon the nature of the service and the related cost to provide such service. Pre-approval for services is generally not extended for periods in excess of one year. In assessing pre-approval requests, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountant may provide a higher quality or more efficient service based upon its understanding and familiarity with the Company’s business; and whether performing the service would enhance the independent accountant’s audit quality. The Audit Committee chairman may individually pre-approve such services between scheduled meetings of the Audit Committee up to a threshold of $200,000, provided that the full Audit Committee reviews and approves the service at the next scheduled meeting. Full Audit Committee pre-approval is required for proposed services in excess of $200,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Based on a review of the questionnaires that our directors and executive officers completed, and a review of our internal records on any related person that was identified in such questionnaires, we have determined that there are no related party transactions in excess of $120,000, since the beginning of 2014 or currently proposed, involving the Company, other than as follows:

•	Mr. Laisure, a current member of the Board, is the Chief Executive Officer of Fluid Routing Solutions, Inc. (“Fluid Routing”). Fluid Routing is one of the Company’s automotive customers. In 2014, Fluid Routing purchased approximately $466,133 worth of products from the Company.

•	A Chapter 7 bankruptcy preference claim in the amount of $214,104.72 was filed against the Company by Alfred T. Guiliano, Chapter 7 Trustee of Carolina Fluid Handling Intermediate Holding Corp. (f/k/a Fluid Routing). Mr. Laisure, a current member of the Board, is Chief Executive Officer of Fluid Routing.

•	Insight Portfolio Group LLC (formerly known as Icahn Sourcing LLC) (“Insight”) is an entity formed and controlled by Carl C. Icahn, the Chairman of the Company’s Board, in order to leverage the potential buying power of a group of entities with which Mr. Icahn either owns or otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. The Company is a member of the buying group and, as such, is afforded the opportunity to purchase goods, services and property from vendors with whom Insight has negotiated rates and terms. Insight does not guarantee that the Company will purchase any goods, services or property from any such vendors, and the Company is under no obligation to do so. The Company does not pay Insight any fees or other amounts with respect to the buying group arrangement and Insight neither sells to nor buys from any member of the buying group. The Company has purchased a variety of goods and services as a member of the buying group at prices and on terms that it believes are more favorable than those which would be achieved on a stand-alone basis.

•	XO Communications is one of the Company’s suppliers. In 2014, the Company purchased $1,796,007 of services from XO Communications.

•	Janis N. Acosta, the wife of Mr. Ninivaggi, our Co-Chief Executive Officer and Chief Executive Officer of the Motorparts Segment and director, serves as the Executive Vice President, General Counsel and Corporate Secretary of International Automotive Components Group (“IAC Group”). In 2014, the Company sold $9,846,948 in products to IAC Group. These transactions with IAC Group were made in the ordinary course of the Company’s business and in accordance with its normal procedures for sales of its products to customers on an arms-length basis.

•	In 2014, the Company sold $11,145,888 in products to Navistar, Inc. These transactions with Navistar were made in the ordinary course of the Company’s business and in accordance with its normal procedures for sales of its products to customers on an arms-length basis. Mr. Icahn indirectly owns approximately 18% of Navistar, Inc. common stock.

Although the Company does not currently have a formalized policy specifically regarding the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K, the Federal-Mogul Integrity Program (available at www.federalmogul.com) prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest, as well as approval of the acceptance of any position as an officer or director of outside business concerns. In addition, each director is required to disclose to the Board any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board for approval. If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion and not vote on the matter.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2016 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 30, 2015. These proposals must also meet the other requirements of the rules of the SEC.

Stockholders who wish to make a proposal at the Company’s 2016 annual meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no earlier than January 12, 2016 and no later than February 11, 2016. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the Annual Meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the Annual Meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Stockholders may make recommendations to the Board of candidates for its consideration as nominees for director at the Company’s 2016 annual meeting of stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the Board, c/o Secretary, Federal-Mogul Holdings Corporation, 27300 West 11 Mile Road, Southfield, Michigan 48034. Notice of such recommendations should be submitted in writing not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s bylaws. The Board may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our common stock to file initial reports of their ownership and changes in ownership of our common stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports timely complied with the applicable filing requirements during 2014.

Other Business

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the meeting, we will promptly furnish, without charge, a copy of the annual report on Form 10-K for 2014 which we filed with the SEC, including financial statements and schedules. If the person requesting the report was not a stockholder of record on April 14, 2015, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to Federal-Mogul Holdings Corporation, Attention: Brett D. Pynnonen, 27300 West 11 Mile Road, Southfield, Michigan 48034.

By Order of the Board of Directors

Brett D. Pynnonen
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A

AMENDMENT No. 1

To

FEDERAL-MOGUL CORPORATION

2010 STOCK INCENTIVE PLAN

(Adopted by the Board on February 22, 2010)

(Approved by the Stockholders on May 26, 2010)

WHEREAS, Federal-Mogul Holdings Corporation (the “Company”) maintains the Federal-Mogul Corporation 2010 Stock Incentive Plan, having an effective date of May 26, 2010 (the “Plan”);

WHEREAS, pursuant to Section 13 of the Plan, the Board of Directors of the Company (the “Board”) may at any time amend or alter the Plan, subject to stockholder approval in certain instances; and

WHEREAS, the Board has authorized an amendment to the Plan, effective as of June 10, 2015, subject to stockholder approval at the Company’s annual meeting of stockholders occurring on June 10, 2015 (the “2015 Annual Meeting”).

NOW, THEREFORE, the Plan is hereby amended, subject to stockholder approval at the 2015 Annual Meeting, as follows:

1.	Section 4(b) of the Plan is hereby amended to substitute the references to the phrase “‘covered employee,’ as such term is defined in Section 162(m) of the Code,” for the phrase “Participant.”

2.	Section 14(b)(i) of the Plan is hereby amended to substitute the reference to the phrase “‘covered employee’ within the meaning of Section 162(m)(3) of the Code” for the phrase “Participant.”

3.	Section 14(b)(ii) of the Plan is hereby amended to substitute the reference to the phrase “‘covered employee’ within the meaning of Section 162(m)(3) of the Code” for the phrase “Participant that is intended to constitute ‘qualified performance-based compensation,’.”

4.	A new Section 10(c) is hereby added to the Plan to read as follows:

“(c) Performance-Based Cash Awards. (i) Performance Units expressed solely in terms of cash may be awarded to officers and employees of the Company and its Subsidiaries in the form of Performance-Based Cash Awards under the Plan (“Performance-Based Cash Awards”). The Committee shall have authority to determine the officers and employees of the Company to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award. Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance objectives (including the Performance Goals) and such other factors as the Committee may determine, including to comply with the requirements of Section 162(m) of the Code. The Committee may establish different performance objectives for different Participants. Performance-Based Cash Awards that are intended to constitute “qualified performance-based compensation” (within the meaning of Code Section 162(m)) may be issued under the Company’s Management Incentive Program(s), as in effect from time to time. For the avoidance of doubt, the individual limitations set forth in Section 4(b) shall apply to any Performance-Based Cash Award.

(ii) For each and any Participant, the Committee may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula based on achievement of performance objectives, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for any other Participant for that Performance Period or any subsequent Performance Period. At the time the performance objectives are established, the Committee shall prescribe a formula to determine the maximum and minimum percentages (which may be greater or less than 100% of an Individual Target Award) that may be earned or payable based upon the degree of attainment of the performance objectives during the Performance Period. Notwithstanding anything else herein, the Committee may exercise negative discretion by providing in an Individual Target Award the discretion to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the performance objectives.

(iii) At the expiration of the applicable Performance Period, the Committee shall determine and certify in writing the extent to which the performance objectives established are achieved and, if applicable, the percentage of the Performance-Based Cash Award that has been vested and earned.

(iv) In the event of the Participant’s Disability or death, or in cases of special circumstances (to the extent permitted under Section 162(m) with regard to a Performance-Based Cash Award that is intended to comply with Code Section 162(m)), the Committee may waive in whole or in part any or all of the limitations imposed thereunder with respect to any or all of a Performance-Based Cash Award.

(v) The Committee shall establish in writing the performance objectives for the earning of Performance-Based Cash Awards based on a Performance Period prior to the beginning of the applicable Performance Period or at a later date while the outcome of the performance objectives is substantially uncertain and that is permitted under Section 162(m) with regard to a Performance-Based Cash Award that is intended to comply with Section 162(m). With regard to a Performance-Based Cash Award that is intended to comply with Code Section 162(m), (i) to the extent any such provision set forth in the prior sentence would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect and (ii) the applicable performance objectives shall be based on one or more of the Performance Goals.”

5.	Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

FEDERAL-MOGUL HOLDINGS CORPORATION 27300 WEST 11 MILE RD SOUTHFIELD, MI 48034

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M91875-P66429 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FEDERAL-MOGUL HOLDINGS CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees in proposal 1:
1. Election of Directors				☐	☐	☐
Nominees:
01)	Carl C. Icahn	06)	Rainer Jueckstock
02)	Sung Hwan Cho	07)	J. Michael Laisure
03)	Thomas W. Elward	08)	Daniel A. Ninivaggi
04)	George Feldenkreis	09)	Neil S. Subin
05)	Hunter C. Gary

The Board of Directors recommends you vote "FOR" the following proposal:								For	Against	Abstain

2. The approval, on an advisory basis, of the compensation of our named executive officers.								☐	☐	☐

The Board of Directors recommends you vote "FOR" the following proposal:								For	Against	Abstain

3. The approval of Amendment No. 1 to, and the performance metrics in, the 2010 Stock Incentive Plan.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M91876-P66429

FEDERAL-MOGUL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS

June 10, 2015 at 10:00 a.m.

The stockholder(s) hereby appoint(s) Brett D. Pynnonen and Rajesh K. Shah, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FEDERAL-MOGUL HOLDINGS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on June 10, 2015, at the offices of Federal-Mogul Holdings Corporation, 27300 West 11 Mile Road, Southfield, MI 48034.

The shares of common stock held in the account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR all of the nominees listed in proposal 1, FOR proposal 2, FOR proposal 3, and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side